Exhibit 99.1

News for Immediate Release

Contact: Ray Morel
Managing Director
The First Marblehead Corporation
800 Boylston Street, 34th FL
Boston, MA 02199
617.638.2065

First Marblehead’s Bank Subsidiary Completes the Second of Two Planned Sales of Private Student Loans to RBS Citizens Financial Group, Inc.

BOSTON, MA, July 1, 2014 — The First Marblehead Corporation (NYSE: FMD) today announced that on June 25, 2014 its subsidiary Union Federal Savings Bank sold a portfolio of private student loans with an outstanding principal balance of approximately $19.2 million to Citizens Bank, N.A., a subsidiary of RBS Citizens Financial Group, Inc. (“RBSCFG”).  Sales proceeds totaled $20.3 million, including approximately $400 thousand in accrued interest.  Accordingly, the Company will recognize a gain on sale of approximately $700 thousand during the fourth quarter ending June 30, 2014.

This was the second of two closings relating to the sale of a portfolio of private student loans by Union Federal to RBSCFG.  As previously announced, on March 28, 2014, Union Federal sold a portfolio of private student loans with an outstanding principal balance of approximately $39.8 million to RBSCFG.  Sales proceeds for that closing totaled $43.1 million, including approximately $2.0 million in accrued interest, and the Company recognized a gain on sale of approximately $1.4 million during the third quarter ended March 31, 2014.  The total portfolio of private student loans sold to RBSCFG in the two closings equaled approximately $59.0 million.

The Company has filed a current report on Form 8-K with the Securities and Exchange Commission providing additional information relating to the sale of the portfolio of private student loans on June 25, 2014.  We refer you to the filing, which can be accessed through our website, www.firstmarblehead.com.

About The First Marblehead Corporation First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. Through its subsidiary, Union Federal Savings Bank, First Marblehead offers private education loans, residential and commercial mortgage loans and retail savings, money market and time deposit products. For more information, please see www.unionfsb.com. First Marblehead also offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, please see www.afford.com. Through its subsidiary, Cology LLC, First Marblehead offers private education loan processing and disbursement services as well as life-of-loan servicing for lenders. For more information, please see www2.cology.com.

About RBS Citizens Financial Group, Inc.  Citizens Financial Group Inc. is one of the nation’s oldest and largest financial institutions, with $126.9 billion in assets as of March 31, 2014. Headquartered in Providence, Rhode Island, the company offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Consumer Banking helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,100 ATMs and approximately 1,200 Citizens Bank and Charter One branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in selective markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

Citizens operates via subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.